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                                                                    EXHIBIT 10.1

                              EMPLOYMENT CONTRACT

    This AGREEMENT entered into this 24th day of June, 1994, by and between CTS Corporation, an Indiana corporation ("Company"), and JOSEPH P. WALKER, residing at 56179 Dana Drive, Bristol, Indiana, 46507, ("Employee") to evidence employment of the Employee by the Company under the following terms and provisions:

    1. EMPLOYMENT TERM. The Company agrees to employ Employee, and Employee accepts employment as Chairman of the Board, President and Chief Executive Officer of the Company for a term of three years commencing on June 24, 1994.

    2. DUTIES. The Employee shall exert his best efforts and devote substantially all of his time and attention to the affairs of the Company. The Employee shall be in charge of the operation of the Company, and shall have full authority and responsibility, subject to the direction, approval, and control of the Board of Directors of the Company, for formulating policies and operating the Company.

    3. SALARY. For all services rendered by the Employee, the Company shall pay the Employee, as regular compensation, a salary of three hundred nineteen thousand seven hundred twenty-five dollars ($319,725) per year, payable in equal monthly installments subject to applicable withholdings, commencing on July 1, 1994.

    4. ADJUSTMENT OF SALARY. The Board of Directors of CTS may at any time or from time to time change the regular compensation provided for in the preceding paragraph or otherwise change the benefits receivable by the Employee under this Employment Contract and the performance of Employee shall be reviewed annually on or about the anniversary date of this contract for the purpose of considering whether an adjustment should be made in Employee's regular compensation. In the event that such regular compensation shall be increased, then, from and after the date of such increase, such regular compensation shall be deemed to be the amount as so increased.

    5. VACATION. Employee shall be entitled to four (4) weeks vacation during each year of the term of this Agreement or any extension thereof and, if unused, Employee's vacation time may be accrued as provided in CTS Policy and Procedure Personnel--16, Vacations for Exempt Salaried Employees.

    6. GENERAL EMPLOYEE BENEFITS AND RESPONSIBILITIES. Except as provided in paragraph 8(b) below, this Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Employee may be entitled as an Employee of the Company, it being understood that the Employee shall have the same rights and privileges as other salaried employees and other executive officers of the Company, except to the extent that such rights or privileges conflict with benefits provided to Employee under this Agreement. The rights, benefits and privileges of salaried employees and executive officers include, but are not limited to, the CTS Corporation Salaried Employees' Pension Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, the CTS Corporation Management Incentive Plan, the CTS Corporation Retirement Savings Plan, the CTS Corporation 1986 Stock Option Plan, the Medical Expense Benefit Plan, the Term Life Insurance and Accidental Death and Dismemberment Insurance, the CTS Dental Plan, the CTS Long Term Disability Plan, the CTS Reimbursement of Relocation Expense Policy, and the CTS Executive Officer Automobile Policy, and Employee shall be entitled to participate in such plans and programs, to the extent and upon the terms provided for each such plan or program. Employee shall also be entitled to split dollar life insurance in amounts and on terms agreed to between the Employee and the Compensation Committee of the Board of Directors. Such insurance shall be in lieu of all except the first $50,000 of the Term Life Insurance otherwise available to salaried employees and executive officers. Employee further agrees to be bound by the Company's standard agreement with its employees regarding Confidential Information and disclosure and assignment of inventions.

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    7. TERMINATION FOR CAUSE. Notwithstanding any other provisions of this
Agreement, the Company by action of its Board of Directors (the Employee not voting) may at any time, without prior notice, discharge the Employee for either of the following causes:

        (a) Any illegal, dishonest, or malfeasant conduct which involves the Company's funds or other assets; or

        (b) The willful failure of Employee to carry out the provisions of this Agreement.

    Termination pursuant to this paragraph shall result in Employee's immediate forfeiture of all rights and privileges under this Agreement, excluding accrued salary, if any, which shall be immediately due and payable.

    8. TERMINATION FOR ANY OTHER REASONS. Except as terminated pursuant to paragraph 7, this Agreement may only be terminated prior to expiration under the following terms and conditions:

        (a) TERMINATION BY EMPLOYEE. The Employee may terminate this Agreement by giving the Company ninety (90) days' written notice of his intent to terminate his employment. If the Employee terminates his employment pursuant to this Agreement excluding accrued salary, which shall be immediately due and payable, the Employee's vested benefits (if any) in any employee benefit plan, and his right to convert health and life insurance policies; provided, however, that if the Employee terminates this Agreement because of a breach of this agreement by the Company, then he shall be entitled to the rights and benefits described under paragraph (b) below.

        (b) TERMINATION BY THE COMPANY. The Company may terminate this Agreement by giving the Employee ninety (90) days' written notice of his termination. If the Company terminates the Employee's employment pursuant to this subparagraph, the Company shall pay to the Employee, in full satisfaction of the Company's obligations to Employee under this Agreement, a sum equal to the product of his monthly salary at the time of termination, multiplied by the number of months remaining under this Agreement, but in no event shall Employee be paid less than 100% of his then annual salary, the same to be paid to Employee in equal monthly installments over the remaining months of this Agreement, plus a portion of the bonus payable under the CTS Corporation Management Incentive Plan, for the year in which the Employee's employment is terminated, the same to be paid at the same time and in the same manner as other participants in the CTS Corporation Management Incentive Plan. The bonus which would have been so payable to the Employee for the full year shall then be multiplied by a fraction containing the number of days in the year of termination which precede the termination date in the numerator and the number 365 in the denominator to determine the bonus payable to the Employee.

        In addition to the salary and bonus to be paid to Employee upon termination of this Agreement pursuant to this subparagraph, Employee shall also be entitled to all termination benefits for which he would be eligible as a salaried employee of the Company without regard to this Agreement, including but not limited to the right to receive accrued vacation and elect conversion privileges under the Company insurance plans, and shall also be entitled to the rights on termination set forth in any other agreement with the Company and in any options to purchase shares of the Company to which Employee is a party at the time of termination.

    9. DEATH OR DISABILITY OF EMPLOYEE. In the event of Employee's permanent and total disability during the term of this Agreement, this Agreement shall terminate at the end of the calendar month during which a determination is made of his permanent and total disability. A conclusive determination of his permanent and total disability shall occur when he is placed on Permanent Inactive Disability Status under the CTS Corporation Salaried Employees' Pension Plan. Employee shall be entitled to receive all disability benefits then available under any of the Company's benefit plans. In the event of Employee's death during the term of this Agreement, this Agreement shall terminate at the end of the calendar month during which his death occurs. Employee's beneficiaries and estate shall be entitled to receive all death benefits then available to executive officers of the Company to the extent and upon the terms provided for in any such benefit plans.

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    10. ARBITRATION. The parties to this Agreement shall attempt to settle any dispute arising under this Agreement by negotiation. If a satisfactory settlement of any dispute is not reached within ten (10) days between the parties, either party may demand arbitration by serving on the other party by registered mail a written demand for arbitration. The written demand must specify the nature of the dispute. The American Arbitration Association shall be asked to submit an arbitration panel of seven (7) members from whom the arbitrator shall be chosen. After the list has been furnished, the Employer shall strike three (3) names from the list, and the Employee shall strike three
(3) names from the remaining four (4). The name remaining after the others have been stricken shall be the arbitrator. The expense of the arbitrator and/or fee of the American Arbitration Association shall be borne equally by both parties.

    The function of the arbitrator shall be of a judicial rather than a legislative nature. The arbitrator shall not have the authority to add to, ignore, or modify any of the terms of this Agreement. The arbitrator shall not decide issues that are not directly involved in the dispute submitted to him, and no decision of the arbitrator shall require payment of compensation different from or in addition to the compensation set forth in this Agreement. The arbitrator shall have no authority to impose on either party hereto any limitations or obligations not specifically provided in this Agreement.

    The decision of the arbitrator shall be final and binding upon both parties.

    11. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

    12. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

    13. ENTIRE AGREEMENT. This Agreement is the entire agreement and understanding of the Company and Employee. Oral changes will have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, extension or discharge is sought.

    14. CONSTRUCTION OF AGREEMENT. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Indiana. This Agreement shall be enforceable against the Company and its successors, agents and assignees by Employee or his personal representatives or estate, and in enforcing this Agreement, Employee, his personal representatives or estate shall be entitled to receive reasonable attorneys' fees and court costs from the Company if Employee is the prevailing party. Similarly, if the Company prevails in any action brought by either party to enforce this Agreement, the Company shall be entitled to receive reasonable attorneys' fees and court costs from the Employee.

    IN WITNESS WHEREOF, the parties have signed this Agreement this 24th day of June, 1994.

                                CTS CORPORATION

                                By:             /s/ ANDREW LOZYNIAK
                                     -----------------------------------------
                                                  Andrew Lozyniak
                                       CHAIRMAN OF THE COMPENSATION COMMITTEE
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ATTEST:

/s/ JEANNINE M. DAVIS
-------------------------
Jeannine M. Davis, Secretary

                                          /s/ JOSEPH P. WALKER
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                                          Joseph P. Walker, Employee

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